                                                                   EXHIBIT  11.1

                                 STATEMENT RE:
                       COMPUTATION OF PER SHARE EARNINGS

                                                                              Year Ended March 31,
                                                                 -----------------------------------------
                                                                       1996              1995         1994
                                                                 ----------        ----------     --------
                                                                    (In thousands, except per share data)
Primary:
    Average common shares outstanding                               15,363            14,024        12,078
    Assumed conversion of preferred stock                            2,248                 0             0
    Assumed conversion of stock options and warrants (2)             5,565                 0             0
                                                                 ---------          --------      --------
    Total shares                                                    23,176            14,024        12,078
                                                                 =========          ========      ========

    Net income (loss)                                            $  16,579          $   (672)     $ (8,699)
    Adjustments to net income:
        Reduction of interest expense (net of tax)
          related to assumed retirement of debt                        398                 0             0
        Increase in interest income (net of tax) from
          assumed investment of excess proceeds in
          short-term paper                                             172                 0             0
                                                                 ---------          --------      --------
    Adjusted net income                                          $  17,149          $   (672)     $ (8,699)
                                                                 =========          ========      ========
    Per share earnings:
    Net income (loss)                                            $     .74          $   (.05)     $   (.72)
                                                                 =========          ========      ========
Fully Diluted:
    Average common shares outstanding                               15,363            14,024        12,078
    Assumed conversion of preferred stock                            2,248                 0             0
    Assumed conversion of stock options and warrants (3)             5,677                 0             0
                                                                 ---------          --------      --------
    Total shares                                                    23,288            14,024        12,078
                                                                 =========          ========      ========
    Net income (loss)                                            $  16,579          $   (672)     $ (8,699)
    Adjustments to net income:
        Reduction of interest expenses (net of tax)
          related to assumed retirement of debt                          0                 0             0
        Increase in interest income (net of tax) from assumed
          investment of excess proceeds in short-term paper              0                 0             0
                                                                 ---------          --------      --------
    Adjusted net income                                          $  16,579          $   (672)     $ (8,699)
                                                                 =========          ========      ========
    Per share earnings:
    Net income (loss)                                            $     .71          $   (.05)(1)  $   (.72)(1)
                                                                 =========          ========      ========

(1) This calculation is submitted in accordance with the requirements of Regulation S-K although not required by APB opinion No. 15 because it results in dilution of less than 3%.

(2) For fiscal years 1996 and 1995, based on the if converted method and the average market price. For fiscal year 1994, based on the treasury stock method using the average market price.

(3) For fiscal years 1996 and 1995, based on the if converted method and the period-end market price, if higher than the average market price. For fiscal year 1994, based on the treasury stock method using the period-end market price, if higher than the average market price.